As filed with the Securities and Exchange Commission on February 6, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[X]	Definitive Additional Materials
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CENTAUR MUTUAL FUNDS TRUST

(Name of Registrant as Specified In Its Charter)

Not Applicable

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CENTAUR TOTAL RETURN FUND

A series of Centaur Mutual Funds Trust

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for February 22, 2019

Dear Shareholder:

We recently distributed proxy materials in connection with a Special Meeting of Shareholders for the Centaur Total Return Fund (the “Fund”), which we will hold on February 22, 2019. The Special Meeting of Shareholders is fast approaching and our records indicate that we have not yet received your vote. We are asking you to please take a moment now to submit your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly adjournments and additional solicitations.

Shareholders are being asked to vote on the following proposal:

1.	To approve a proposed new investment advisory agreement (the “New Advisory Agreement”) to be entered into by and between the Trust, on behalf of the Fund, and DCM Advisors, LLC;

The Board of Trustees recommends that Shareholders vote “For” the Proposal.

While to date, we have received a positive response regarding the proposal, a quorum of the shares entitled to vote has not yet been achieved.

The proxy statement is available online at http://www.okapivote.com/Centaur.

In order for your vote to be represented, we must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1.	By Internet Follow the simple instructions on the enclosed proxy card.

2.	By Touchtone Call the toll-free number located on your proxy card and follow the simple instructions.

3.	By Mail Simply return your executed proxy card in the envelope provided.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-888-785-6673. Representatives are available Monday - Friday 9:00am to 7:00pm (ET).

Thank you for your prompt attention to this matter.